SELF-RIGHTING AND SELF-STABILIZING UNMANNED SURFACE VESSEL

INVENTORS:

DÁNIAL HOYDAL

DAVID GEYTI

CROSS-REFERENCE TO RELATED APPLICATIONS

[0001] This application claims the benefit of U.S. Provisional Patent Application No. 63/727,652 filed on December 3, 2024, which is incorporated by reference herein.

BACKGROUND

[0002] Aquatic vehicles may be deployed for variety of maritime applications, including environmental monitoring, search and rescue, port security, and mapping. These vessels often operate in challenging marine environments, where stability, reliability, and diverse functionality can be critical for mission success. Autonomous or remotely controlled aquatic vehicles are highly desirable for these missions. However, conventional unmanned surface vessels (USVs) fail to provide sufficient operability and performance, particularly over dynamic wave and weather conditions and when extended deployments are desirable.

SUMMARY

[0003] Embodiments include an unmanned surface vessel (USV) suitable for various automated or teleoperated operations. The USV includes a surface pontoon structured with positive buoyancy. An upper mast is pivotably coupled to the surface pontoon and extends above a waterline surface when deployed. A keel is pivotably coupled to the surface pontoon and extends below the waterline surface when deployed. An upper electronics assembly is coupled to a top portion of the upper mast and houses one or more above-water sensors. At least one subsurface nacelle is coupled to a lower portion of the keel. The at least one subsurface nacelle operates as a ballast and incorporates one or more subsurface sensors. The surface pontoon is pivotable relative to the upper mast and the keel.

[0004] In an embodiment, the upper mast and the keel may include a unibody structure that extends through the surface pontoon and couples to the surface pontoon via a pivotable joint. The unibody structure of the upper mast and the keel may further include a connecting portion substantially perpendicular to the upper mast and the keel, such that the upper mast and the keel, when oriented vertically, are horizontally offset by a length of the connecting portion. The pivotable joint couples the surface pontoon to the connecting portion.

[0005] In an embodiment, the USV is configurable between an operating configuration and a folded configuration. In the operating configuration, the upper mast and the keel are substantially vertical (perpendicular to a longitudinal extent of the surface pontoon) in the absence of forces. In the folded configuration, the upper mast and the keel are folded to positions substantially parallel to the longitudinal extent of the surface pontoon in the folded configuration.

[0006] In another embodiment, the upper mast and the keel may include independent structures that are each pivotable about a single joint or separate joints coupled to the surface pontoon.

[0007] In an example embodiment, the at least one subsurface nacelle may include a battery bay to house a battery for powering the USV. The battery has mass suitable for providing a self- stabilizing ballast to the USV.

[0008] In an embodiment, the at least one subsurface nacelle may include a first subsurface nacelle housing a battery and one or more sensors, and a second subsurface nacelle that is removably attachable and includes one or more modular sensors.

[0009] In an embodiment, the keel may include a telescoping structure that is contractable or extendable in response to one or more control signals. A controller may automatically extend or contract the telescoping structure based on a sensed seafloor depth.

[0010] In an embodiment, the upper electronics assembly includes one or more cameras and a communication system for wireless communicating sensor data or control signals.

[0011] In an embodiment, the USV is configurable for autonomous navigation or teleoperation by a remote control device.

[0012] In an embodiment, the surface pontoon includes integrated electronics for wireless charging and docking to a docking system.

[0013] In another aspect, embodiments include a USV system comprising a USV as described above and a docking system for docking the USV. The docking system may comprise a slip structured to receive the surface pontoon. The slip includes a keel channel to enable the keel to pass through while docking. The docking system may also include an electromagnetic clamping mechanism to secure to the surface pontoon of the USV when the USV is docked to the docking system. The docking system may furthermore include a wireless charging system to wirelessly charge the USV via one or more wireless charging pads. Furthermore, the docking system may include a data management module to facilitate offloading of data from the USV and communication of the data to a remote processing system.

[0014] In yet another aspect, embodiments include a fleet management system that comprises a fleet of USVs (e.g., as described above), and a docking system for docking one or more of the USVs. A cloud processing server executes a server-side application that coordinates operations between the fleet of USVs.

BRIEF DESCRIPTION OF THE DRAWINGS

[0015]FIG. 1 is an example embodiment of an unmanned surface vessel (USV) according to an embodiment.

[0016]FIG. 2 illustrates various example views of the USV according to an embodiment.

[0017]FIG. 3 illustrates example operation of a pivoting mechanism of the USV that enables self-stabilization.

[0018]FIG. 4 illustrates an example embodiment of a USV configurable between an operating configuration and a folded configuration.

[0019]FIG. 5 illustrates an example operation of a telescoping keel of a USV.

[0020]FIG. 6 illustrates an example implementation of a telescoping structure for a keel of a USV.

[0021]FIG. 7 illustrates an example embodiment of a docking system for a USV.

[0022]FIG. 8 illustrates an example of a docking operation of a USV.

[0023]FIG. 9 illustrates an example electronics architecture for a USV system.

DETAILED DESCRIPTION

[0024]Reference will now be made in detail to several embodiments, examples of which are illustrated in the accompanying figures. Wherever practical similar or like reference numbers may be used in the figures and may indicate similar or like functionality. The figures depict embodiments of the disclosed system (or method) for purposes of illustration only. One skilled in the art will readily recognize from the following description that alternative embodiments of the structures and methods illustrated herein may be employed without departing from the principles described herein.

[0025] A self-righting and self-stabilizing unmanned surface vessel (USV) is suitable for surface and subsurface maritime applications such as search and rescue, environmental monitoring, inspections, port security, and mapping. The USV may operate as a standalone USV or may interoperate in a networked system of autonomous or teleoperated vessels. The USV may interoperate with technologies such as wireless inductive docking stations or buoys for charging and/or data relay, distributive computing, and automated reporting systems. The USV may include a surface pontoon pivotably coupled to an upper mast and lower keel to enable mechanical self-stabilization in response to wave, wind, and current forces.

[0026] The USV and/or networked system of USVs may be operated by a pilot (local or remote) and/or may perform fully autonomous or partially autonomous navigation. The USV is suitable for operating in challenging wave and weather conditions where other manned and unmanned maritime and aerial assets cannot operate. In various configurations, the USV may be designed for continuous operability and cooperative missions. Furthermore, the USV may comprise a modular solution for use cases in aquaculture, search and rescue, harbor security, pollution and waste monitoring, fisheries, environmental monitoring, hazard detection, and security patrolling in harsh marine conditions over extended durations.

[0027]  FIG. 1 illustrate an example embodiment of a USV 100 operating at a waterline 104. FIG. 2 illustrates various alternative views of the USV 100. The USV 100 is structured to enable mechanical auto-righting and self-stabilization in sea deployment under various wave and current actions. The USV 100 includes a surface vehicle “torpedo” pontoon 102, an upper mast 106 extending vertically above the water surface 104, a keel 108 extending below the surface 104, an upper electronics assembly 110 coupled to the upper mast 106, one or more subsurface nacelles 112, 114 coupled to the keel 108, and one or more propulsion devices 116 coupled to the pontoon 102. Various embodiments may include different or additional components.

[0028] The torpedo pontoon 102 comprises a positively buoyant hull structure and is shaped for sufficiently low hydrodynamic drag. The structure also supports ease of transit with minimum disruption to propulsion via the propulsion system 116. The pontoon 102 may house a navigational control system, power management and distribution, supplemental power, and/or payload at the surface-level including one or more modular sensors. The pontoon 102 may furthermore include a subsea light 118 to illuminate the area in front of a lower camera (e.g., attached to the pontoon 102, mounted to the keel 108, or mounted to one or more subsurface nacelles 112, 114) for lighting dim areas that the operator may intend to view and/or to facilitate various human-guided or autonomous navigation functions (e.g., subsea hazard avoidance). The pontoon 102 may furthermore include charging pads (not shown) for charging the USV 100 via a docking system (described further below) and securing structures (not shown) to enable secure docking of the USV 100.

[0029] The upper mast 106 and keel 108 connect to the torpedo pontoon 102 via one or more swivel axial joints 122. Structurally, the upper mast 106 and keel 108 may comprise low profile designs with sufficiently low service areas to aerodynamically mitigate effects of aerodynamical wind drag and hydrodynamic drag. In some implementations, the upper mast 106 and keel 108 may comprise a single unibody component that extends through the torpedo pontoon 102 and connects to it via the joint 122. Alternatively, the upper mast 106 and the keel 108 may comprise separate components. In some such implementations, the upper mast 106 and the keel 108 may both couple to a singular joint 122 such that they are constrained to rotate about the joint 122 together. Alternatively, the upper mast 106 and the keel 108 may be independently attached to the torpedo pontoon 102 via separate joints 122. In this embodiment, the upper mast 106 and the keel 108 may rotate about the joints 122 independently, or their respective rotations may be electronically linked via an actuated control mechanism. In either the unibody or structurally independent embodiments, the upper mast 106 and the keel 108 may be vertically aligned in some embodiments or may be positioned such that they are horizontally offset from each other (e.g., as shown in FIG. 4 below).

[0030] The USV 100 may include both undersea and over-water sensor platforms (e.g., cameras, IMUs, environmental probes, etc.) and/or connectors for external electronics at the lower and upper ends of the keel 108 and upper mast 106 respectively. The upper mast 106 and/or keel 108 may also include data and power cables running through it internally to couple the sensor platforms to electronics in the torpedo pontoon 102.

[0031] In one implementation, an upper electronics assembly 110 coupled to an upper portion of the upper mast 106 supports various sensors and/or other equipment. For example, the upper mast 106 may include an antenna for wireless communications and associated electronics (e.g., transmitter, receiver, etc.) The upper electronics assembly 110 may also include, for example, navigational lighting, a gimbaled camera, and/or radio receivers (e.g., cellular, satellite, RF).

These sensors are elevated to give a radio line-of-sight to a base station or floating dock, and to provide visibility above dynamic water conditions. The upper electronics assembly 110 may be protected by a covering dome that could include a wiper or debris obstruction removal device. In an embodiment, the upper mast 106 may optionally include a rigid sail to allow for wind- assisted navigation.

[0032] The keel 108 may comprise a pole structure or other hydrodynamic (by shape) subsurface structure that extends vertically downward from the torpedo pontoon 102 when deployed. The keel 108 may include one or more subsurface nacelles 112, 114 that may house various sensors or other electronics and operate as a ballast to support stability and self-righting. For example, in one implementation, a subsurface nacelle 112 houses the primary system battery. The weight of the battery provides a lowered center of mass in support of self-righting and mechanical (pendular) stabilization, such that the nacelle 112 acts as a ballast. Alternatively, or in addition, the nacelle 112 may be constructed using weighted materials and/or may include chambers for water or other substances to add mass to the nacelle 112. The keel 108 may furthermore include a primary subsea camera integrated with one or more of the subsurface nacelles 112, 114 or separately attached. In one implementation, the keel 108 may also include a modular sensor payload nacelle 114 at a distal end that may incorporate a variety of mission-specific sensor configurations.  This modular sensor payload nacelle 114 may be removable to enable attachment of different sensors for different operating scenarios.

[0033] In one implementation, the keel 108 may comprise a telescopic structure that allows for dynamically varying length of the keel 108 for dynamic depth operation and hazard avoidance. For example, the keel 108 may comprise a set of nested sections that are designed to slide within one another, thereby enabling extension or retraction of the keel 108. In one such implementations, the keel 108 may comprise a set of concentric tube-like segments each sized to fit in the next. The telescoping segments may be linked with tracks, bearings, rails, cables, and/or other mechanisms to enable and guide movement of the segments, thereby dynamically changing the length of the keel 108. The telescoping mechanism may be controlled electronically via one or more actuators and mechanical links.

[0034] The upper mast 106 and the keel 108 may be coupled to the torpedo pontoon 102 via the mechanical joint 122 that enables rotation of the upper mast 106 and/or keel 108 relative to the torpedo pontoon 102 in responsive to wave and/or wind forces to support self-righting and self- stabilization. The same joint 122 may enable the USV 100 to be placed in a folded configuration for storage and transport. This hinging mechanism is further described below with respect to FIGs. 3-4.

[0035] The USV 100 may furthermore include a propulsion system 116 attached to the torpedo pontoon 102 (e.g., a slewable and controlled azimuth style thruster that combines propulsion and thrust vector authority) that may remain operational with little or no risk of overturning.

[0036]  The USV 100 may be designed with cross-sections having sufficiently small surface areas as shown in FIGs. 1-2 to minimize wind-derived sway from either component, further negating undesired navigability effects. Furthermore, the described structure enables auto- righting and self-stabilization even under windy conditions. Additionally, the structure enables reduced power consumption through the minimization of surface area exposed to wind and wave, reducing drag from over-water and subsurface influence.

[0037] The described structure may enable self-righting or self-stabilization based on its mechanical structure alone without necessarily utilizing accelerometers or electromechanical assemblies (e.g., motors) for this purpose. However, other embodiments may include various sensors, actuators, or other electromechanical components to supplement the structural self- righting and self-stabilization elements.

[0038] FIG. 3 illustrates example operation of the self-righting and self-stabilizing mechanism of the USV 100.  This illustration depicts the USV’s ability to mechanically stabilize (e.g., by use of a non-powered pendular, hinged upper mast 106 and keel 108) itself in dynamic wave conditions. In one such implementation, a the mechanical joint 122 comprises a single axis joint 122 that attaches to the torpedo pontoon 102. The mechanical joint 212 enables rotation of the torpedo pontoon 102 relative to the upper mast 106 and keel 108 about a rotation axis through the intersection point and in a direction along the surface of the waterline perpendicular to the longitudinal extent of the torpedo pontoon 102 (i.e., rotation in pitch such that the front and back portions of the pontoon 102 move up and down relative to the position of the joint 122).

Through the mechanical separation between the torpedo pontoon 102 and the upper mast 106 and keel 108, the torpedo pontoon 102 rotates freely through the axis of rotation with the up and down-wave crests and troughs while the upper mast 106 and keel 108 each maintain a substantially vertical orientation. The center of mass (located in the lower portion of the keel 108) maintains vertical stability. In other implementations, the mechanical joint 122 may comprise a two-axis joint that enables rotation in the direction of travel (pitch) and roll (e.g., in response to effects of wind and current from the vessel’s sides). The stabilization mechanisms mitigate power consumption by redirecting the wave’s effects to only the torpedo pontoon 102, thereby maintaining vertical orientation and stability of the upper mast 106 and keel 108 for controlled sensing.

[0039] As illustrated in FIG. 3, waves create a waterline 104 that rises and falls. Under the condition 302, the USV 100 is positioned in a down sloping portion of the waterline 302 (relative to the direction of travel of the USV 100). The keel 108 and upper mast 106 are maintained substantially vertically (i.e., parallel to gravity) as assisted by the weighted lower nacelle 112, while the torpedo pontoon 102 rotates about the joint 122 to substantially follow the downward slope of the waterline 104. Under the condition 304, the USV 100 is positioned in an upward sloping portion of the waterline 104 (relative to the direction of travel of the USV 100).  Here, the keel 108 and upper mast 106 are still maintained substantially vertically (i.e., parallel to gravity) while the torpedo pontoon 102 rotates about the joint 122 to substantially follow the upward slope of the waterline 104. Because the upper mast 106 and keel 108 maintain their substantially vertical orientations, the sensors can be maintained in substantially stable orientations, thereby enabling accurate and simplified sensing.

[0040] FIG. 4 illustrates example embodiments of USV 100 having an upper mast 106 and keel 108 in an offset configuration. In the illustrated implementation, the keel 108 extends from the torpedo pontoon 102 from a position that is rearward relative to the upper mast 106. In one implementation, the upper mast 106, keel 108, and connecting portion 402 may comprise a single unibody structure. The connecting portion 402 couples to the torpedo pontoon 102 via the joint 122 such that the upper mast 106 and keel 108 can rotate about the joint 122. Alternatively, at least one of the upper mast 106, keel 108, and connecting portion 402 may comprise an independent structure that may be mechanically linked together.

[0041] As illustrated in FIG. 4, the USV 100 may be movable between an operational configuration 410 and a folded configuration 420. In the operational configuration 410, the upper mast 106 and keel 108 are positioned substantially vertically and the connecting portion 402 is perpendicular to the upper mast 106 and keel 108 such that the upper mast 106 and keel 108 are offset and parallel to each other. Here, the upper mast 106 and keel 108 may be substantially perpendicular to the longitudinal extent of the pontoon 102 and the connecting portion 402 runs substantially parallel to the longitudinal extent of the pontoon 102 in a baseline condition in the absence of wind or current forces. However, the relative angle may change via the joint 122 in response to various forces that affect the pitch of the pontoon 102. In the folded configuration 420, the upper mast 106 and keel 108 are folded such that they are oriented approximately parallel to each other and to the longitudinal extent of the torpedo pontoon 102, while the connecting portion 402 runs approximately perpendicular to the longitudinal extent of the torpedo pontoon 102. For example, in the folded configuration 420, the upper mast 106 may extend rearward from the connecting portion 402, while the keel 108 extends in a forward direction from the connecting portion 402. In an embodiment, this folding mechanism may be enabled by the same joint 122 used for self-righting and auto-stabilization as described above.

The folded configuration 420 of the USV 100 results in a compact form factor suitable for stowage and transport.

[0042] FIG. 5 figure depicts a side view of the USV 100 with a telescoping keel 108 while it traverses in an environment with changing water depth. The telescoping keel 108 is designed to provide dynamic adjustments for enhanced stability or to optimize subsurface operations based on environmental conditions. The telescoping keel 108 enables the keel length to be expanded or contracted to dynamically control observational depth of the attached sensors (e.g., in the nacelle 114) where areas of interest may be shallower or deeper, thereby allowing an operator or autonomous control system to select a sensing depth. The telescoping keel 108 may also be controlled for hazard mitigation when entering shallower or deeper waters. For example, the operator (or autonomous control system) may adapt the vessel’s operational depth by sensed or observed change of seafloor depth for safe navigability and/or undersea hazard avoidance. In other control schemes, the USV 100 may adapt the keel length to increase stabilization based on changing water depth by tide, current, or other conditions. In further embodiments, the keel length may be adjusted to limit visibility of the USV 100 to external observers (e.g., for stealth operations).

[0043] Under one operating example, the USV 100 may initially operate in relatively deeper water 502 in which the keel 108 in fully extended. Sensors in the nacelle 114 may operate to sense depth of the seafloor 510 (or depth changes), underwater hazards, or other conditions, either directly or by providing a camera feed to a remote operator. In response to detecting shallower water, an underwater hazard, or other condition 504, the keel 108 may be adjusted via the telescoping mechanism to a contracted state. In some implementations, the USV 100 may automatically detect a condition where it is desirable to change the length of the keel 108 and automatically adjust the length via an electromechanical actuating mechanism. In other implementations, the length of the keel 108 may be adjusted in response to a control signal from a remote operator.

[0044] FIG. 6 illustrates an implementation of the telescopic keel 108. In this example, the telescopic keel 108 includes a set of nested sections 604 that slide within one another. These sections are designed to extend or retract smoothly, and may be guided by tracks, bearings, or rails, allowing for variable length adjustments while maintaining alignment. An electrical assembly may reside inside the keel or the hinge-hub that releases or rewinds an internal cable to control the height of the telescopic keel 108. In one such implementation a cable drum 602 manages an internal cable for extending or retracting the keel 108.

[0045] FIG. 7 illustrates an example embodiment of a docking system 700 that may interoperate with the described USV 100. The docking system 700 may comprise a dock stationed at ports or buoys, for example. The docking system 700 may comprise various power electronics for charging the battery the USV 100 when the USV is docked. Furthermore, the docking system 700 may comprise electronics to enable offloading of data from the USV 100 (e.g., collected sensor data). For example, the docking system 700 may include integrated storage and/or transceivers for communicating with remote cloud storage systems. The docking system 700 may also include various communication electronics for communicating with the USV 100 when the USV 100 is deployed. For example, the docking system 700 may include a beacon system that communicates a return-to-home signal to the USV 100 and may provide return-to-home navigation. In an embodiment, the docking system 700 may interoperate with a fleet of USVs 100. The fleet of USVs 100 may operate in a coordinated manner to operate continuously for staggered missions and gapless coverage. For example, the docking system 700 may communicate with the fleet of USVs 100 to stagger recharging and data offloads. In one implementation a set of smart, cloud-connected electromagnetic docking stations 700 enable distributed processing of data, and may perform functions such as reporting self and vehicle conditions, charging batteries, and serving as stationary data collection stations for weather, security when vehicle is not in use.

[0046] In one implementation, the docking system 700 comprises a charger and data relay system that interacts with the USV 100 for the recharging the one or more batteries and for providing a data link relay between the USV 100 and an operator for long duration, long distance, persistent operations. The docking system 700 may receive power from a power supply cabled or attached via hard dock (solar, generator, nearby shore-power). When docked, the docking system 700may supply power to the USV 100 via onboard power management module(s).

[0047] In one implementation, the docking system 700 may be designed as a floating system. Here, the docking system 700 may have a heavy internal ballast that is self-righting.

Alternatively, or in addition, the docking system 700 may be attached to an anchor or hard mount via an anchor attachment 706.

[0048] The docking system 700 may be structured to have a form factor that mechanically aligns and mates to the USV 100. For example, the docking system 700 may comprise a split receptacle slip 702 having a concave form factor with curvature substantially matching the convex curvature of the torpedo pontoon 102 such that the respective surfaces are in contact when docked. The slip 702 may comprise a keel channel 704 through which the keel 108 passes through when docking the USV 100. The docking system 700 may be structured to enable capture of the USV 100 under dynamic wind and water condition.

[0049] The slip 702 may incorporate encapsulated electromagnetic clamps 708 (e.g., actuated clamps) for securing the USV 100 when docked and/or one or more inductive charging pads 710. The electronic and electromagnetic components may be encased such that connectors are not exposed to the elements. The one or more inductive charging pads 710 (e.g., QI type charging pads) may include coils that enable charging via reciprocal coils of the USV 100 when in close proximity, thereby delivering power wirelessly from the docking system 700 (via a power management module) to the USV 100. The charging pads 710 may be configured to distribute sufficient energy to supplemental power banks. The slip 702 may also include integrated data management electronics such as a storage device, processor, memory, and/or transceiver for communicating with a remote processing and/or storage system.

[0050] FIG. 8 illustrates interactions between the USV 100 and a docking system 700 during a docking procedure in which the USV 100 approaches the docking system 700 and docks to the docking system 700. The docking system may be coupled to a power cable 802 and/or anchored via an anchor cable 804. Here, the USV 100 may be remotely piloted or receive (or internally execute) automated commands to navigate to the docking system 700 and perform a docking maneuver. The docking procedure may use both above and subsea cameras and/or other sensors to aid in transit and docking. In the illustrated docking process, the USV 100 may navigate to the docking system (automatically and/or teleoperation). As the USV 100 enters the vessel receptacle slip 702, it is recognized by onboard sensors of the docking system 700. The sensors may send feedback and/or navigation control signals to the USV 100 to achieve alignment of the USV 100 with the (1) electromagnetic docking clamps 708 and (2) the wireless charging pads 710. When alignment is achieved, the clamps 708 engage with reciprocal side clamps of the USV 100 to securely mate the USV 100 to the docking system 700. In this position, charging pads 710 of the docking system 100 are also aligned with charging pads of the USV 100 to enable charging. Charging is then negotiated and supplied by the docking system 700 via the wireless charging pads 710. Power modules onboard the USV 100 and/or the docking system 700 may monitor charging conditions for safety. Additionally, supplemental power may be provided via the same conduits (e.g., from power cables to the docking system 700) to enable the USV 100 to remain operational during charging.  For example, the USV 100 may maintain sensor collection activities and/or may operate the propulsion system 116 to reposition the USV 100 and the coupled docking system 700 if drift is detected, or to enable collection of the system (USV 100 and docking system 700) for stowage at the completion of a mission.

[0051]FIG. 9 illustrates an example hardware architecture for a USV system 900 that includes the USV 100, docking system 700, and remote connected systems such as cloud storage 902, cloud processing server 904, and one or more client devices 906 for monitoring, configuration, and/or teleoperation via an input controller 908. The various elements 100, 700, 902, 904, 906 may be coupled via one or more networks.

[0052] As illustrated, the pontoon 102 of the USV 100 includes a supplemental power / payload bay 912, a datalink radio and compute module 914, a power module 916, and a control unit 918. The supplemental power / payload bay 912 may include a supplemental battery and/or various sensors to support operation of the USV 100. The datalink radio and compute module 914 may facilitate wireless communications of the USV 100 to enable remote data monitoring and/or teleoperation of the USV 100. The datalink may comprise, for example, a Satcom link, a cellular link (e.g., LTE), or other communication system or combination thereof. The power module 916 may include various power management circuitry to support power delivery and charging of the USV 100. The control unit 918 may provide processing to enable various navigation, sensor processing, or control functions including teleoperated navigation, fully autonomous navigation, and/or partially autonomous navigation. For example, the control unit 918 may interoperate with global positioning system (GPS) signals to enable positioning and navigation applications. The control unit 918 may control the propulsion system 116 to enable propulsion of the USV 100 based on navigation control signals.

[0053] The USV 100 also includes an electronics assembly 110 including one or more cameras, one or more lights, or other sensors and/or electronic elements supporting operation of the USV 100. One or more antennas may extend from the electronics assembly 110 to support communication functions.

[0054] The docking system 700 as illustrated includes an electromagnetic clamp 708, a datalink radio and compute module 920, a data link module 922, and a power module 924. The electromagnetic clamp 708 supports docking and securing of the USV 100 as described above. The datalink radio and compute module 920 operates in conjunction with the data link module 922 facilitate wireless communications of the docking system 700 to enable remote data monitoring and/or teleoperation of the USV 100. The power module 924 provides various power management functions of the docking system 700 including management of an externally connected power source and charging of the USV 100.

[0055] The cloud storage 902 and cloud processing system 904 may provide various supporting functions for operation of the USV 100, the docking system 700, and/or the client device 906.

For example, the USV 100 may offload collected sensor data for storage to the cloud storage 902. The cloud processing system 904 may execute one or more server-side applications to perform processing of the sensor data and/or facilitate various control functions of the USV 100. The client device 906 may execute a client-side application for viewing various data relating to operation of the USV 100 and/or enabling configuration or teleoperation of the USV 100. For example, a server-side application of the cloud processing system 904 may operate in conjunction with the client device 906 to coordinate operations of a fleet of USVs.

[0056] This described USV system 900 may enable control of a single USV 100 or a coordinated network of USVs 100. In an example use case, video and/or image data from cameras, sonar systems, or other sensing technologies may be exported to the cloud storage system 902 and/or processing system 904 to enable machine-learning and/or computer vision-based data processing and analytics. These analytics may then be presented via the client device 906.

[0057] Using the described control system, a user may interact with the USV 100 and docking system 700 via a (1) web ground control station over the internet, (2) a remote controller and associated mobile application over a communication link such as WiFi, Cellular, SATCOM, or other communication capability) for control and real-time data transmission. Mission plans may be uploaded and stored in the USV’s control unit 918 for autonomous operation and remote viewing or management via the client device 906 (e.g., using a web-based interface to the cloud processing system 904 or a native application). Interactivity between the USV 100 and the docking system 700 may rely on this same network for shared or distributive data resourcing and hardware monitoring.

[0058] The USV 100 may be customized for various applications. For example, in one embodiment, the USV 100 may include an integrated solar collection system, wind turbine, or other energy-harvesting systems to augment the onboard power systems and allow for prolonged operation. In another embodiment, the USV 100 may include an integrated smart anchor or tether to the seabed or other structures to allow for tidal-derived regenerative power during extending operations away from a base station. In further embodiments, the USV 100 may include an integrated water quality monitoring system for precise, multivariable water quality monitoring.

[0059] In an embodiment, the USV 100 may include sensors and electronics for real-time mapping and environmental monitoring using integrated sonar, computer vision, and machine learning models for anomaly detection. The USV 100 may operate autonomously utilizing (1) an active map of hazards onboard its mission computer (2) an array of sensors such as LiDAR, Sonar, active GPS for both self-localization and hazard detection, and(3) a telescoping keel 108 to transform and adapt the USV 100 to dynamic subsurface and surface to prevent collisions.

[0060] In an embodiment, the USV 100 may operate in conjunction with a command and control system (e.g., implemented via the client device 906, cloud storage 902, and/or cloud processing system 904) that automatically dispatches the USV 100 (or a swarm of USVs 100)  in response to an emergency by localizing and intercepting as an UFR (Unmanned First Responder). The USV 00 may be designed to deliver aid (radio, water, inflatable flotation device) and respond while on patrol or from a smart dock.

[0061] In an embodiment, the USV 100 may include sensors for monitoring real-time environmental changes (e.g., algal blooms, pollution). Here, the USV 100 may utilize technologies such as real-time mapping and machine learning-based pattern detection for rapid identification of environmental changes. The USV 100 may furthermore include various probes for collecting and processing water samples. Furthermore the USV 100 could include cameras or other sensors for observing and counting wildlife populations with minimal disruption. Detection capabilities may be enhanced using computer vision and/or machine learning for recognition and generated into real time maps. The USV 100 may include above and below water cameras or other sensors that enable studies such as checking for health, disease, or presence of bio or other agents in the water column, and assessing various environmental conditions.

[0062] The USV 100 may furthermore interoperate with a remote client device 906 providing a user interface for enabling various monitoring and control capabilities.

[0063] In an embodiment, a set of USVs 100 may be equipped with autonomous navigation and data-sharing capabilities to enable the USVs 100 to interoperate as a networked swarm of USVs 100. Such an implementation may be aided by a cloud-based control solution, mesh connectivity, long range radios, or other related technologies.

[0064] Command, control, and data analysis processes described herein (i.e., in the USV 100, in the docking system 700, in the client device 906, and/or cloud processing system 904) may be implemented using any suitable computing systems. One or more computing systems include at least one processor and a non-transitory computer-readable storage medium storing instructions executable by the at least one processor for carrying out the processes and functions described herein. For some applications, the computing system may include distributed network-based computing systems in which functions described herein are not necessarily executed on a single physical device. For example, some implementations may utilize cloud processing and storage technologies, virtual machines, or other technologies.

[0065] The foregoing description of the embodiments has been presented for the purpose of illustration; it is not intended to be exhaustive or to limit the embodiments to the precise forms disclosed. Persons skilled in the relevant art can appreciate that many modifications and variations are possible in light of the above disclosure.

[0066] Any of the steps, operations, or processes described herein may be performed or implemented with one or more hardware or software modules, alone or in combination with other devices.

[0067] The language used in the specification has been principally selected for readability and instructional purposes, and it may not have been selected to delineate or circumscribe the inventive subject matter. It is therefore intended that the scope is not limited by this detailed description, but rather by any claims that issue on an application based hereon. Accordingly, the disclosure of the embodiments is intended to be illustrative, but not limiting, of the scope of the invention.

CLAIMS

1.An unmanned surface vessel (USV) comprising:

a surface pontoon structured to have positive buoyancy;

an upper mast pivotably coupled to the surface pontoon, the upper mast extending above a waterline surface when deployed;

a keel pivotably coupled to the surface pontoon, the keel extending below the waterline surface when deployed;

an upper electronics assembly coupled to a top portion of the upper mast and housing one or more above-water sensors; and

at least one subsurface nacelle coupled to a lower portion of the keel, wherein the subsurface nacelle operates as a ballast and incorporates one or more subsurface sensors,

wherein the surface pontoon is pivotable relative to the upper mast and the keel.

2.The USV of claim 1, wherein the upper mast and the keel comprise a unibody structure that extends through the surface pontoon and couples to the surface pontoon via a pivotable joint.

3.The USV of claim 2, wherein the unibody structure of the upper mast and the keel further includes a connecting portion substantially perpendicular to the upper mast and the keel, such that the upper mast and the keel, when oriented vertically, are horizontally offset by a length of the connection portion.

4.The USV of claim 3, wherein the pivotable joint couples the surface pontoon to the connecting portion.

5.The USV of claim 1, wherein the USV is configurable between an operating configuration and a folded configuration, wherein in the operating configuration, the upper mast and the keel are configured to pivot in response to forces relative to a vertical baseline orientation that is substantially perpendicular to a longitudinal extent of the surface pontoon, and wherein the upper mast and the keel are folded to positions substantially parallel to the longitudinal extent of the surface pontoon in the folded configuration.

6.The USV of claim 1, wherein the upper mast and the keel comprise independent structures that are each pivotable about a joint coupled to the surface pontoon.

7.The USV of claim 1, wherein the at least one subsurface nacelle comprises a battery bay to house a battery for powering the USV, wherein the battery has mass suitable for providing a self-stabilizing ballast to the USV.

8.The USV of claim 1, wherein the at least one subsurface nacelle comprises: a first subsurface nacelle housing a battery and one or more sensors; and

a second subsurface nacelle that is removably attachable and includes one or more modular sensors.

9.The USV of claim 1, wherein the keel comprises a telescoping structure that is contractable or extendable in response to one or more control signals.

10.The USV of claim 9, wherein a controller automatically extends or contracts the telescoping structure based on a sensed seafloor depth.

11.The USV of claim 1, wherein the upper electronics assembly includes one or more cameras and a communication system for wireless communicating sensor data or control signals.

12.The USV of claim 1, wherein the USV is configurable for autonomous navigation or teleoperation by a remote control device.

13.The USV of claim 1, wherein the surface pontoon includes integrated electronics for wireless charging and docking to a docking system.

14.An unmanned surface vessel (USV) system comprising: a USV including:

a surface pontoon structured to have positive buoyancy;

an upper mast pivotably coupled to the surface pontoon, the upper mast extending above a waterline surface when deployed;

a keel pivotably coupled to the surface pontoon, the keel extending below the waterline surface when deployed;

an upper electronics assembly coupled to a top portion of the upper mast and housing one or more above-water sensors;

at least one subsurface nacelle coupled to a lower portion of the keel, wherein the subsurface nacelle operates as a ballast and incorporates one or more subsurface sensors,

wherein the surface pontoon is pivotable relative to the upper mast and the keel; and

a docking system for docking the USV.

15.The USV system of claim 14, wherein the docking system comprises:

a slip structured to receive the surface pontoon, the slip including a keel channel to enable the keel to pass through while docking.

16.The USV system of claim 14, wherein the docking system comprises:

an electromagnetic clamping mechanism to secure to the surface pontoon of the USV when the USV is docked to the docking system.

17.The USV system of claim 14, wherein the docking system comprises:

a wireless charging system to wireless charge the USV via one or more wireless charging pads.

18.The USV system of claim 14, wherein the docking system comprises:

a data management module to facilitate offloading of data from the USV and communication of the data to a remote processing system.

19.An unmanned surface vessel (USV) fleet management system comprising: a fleet of USVs, each of the USVs including:

a surface pontoon structured to have positive buoyancy;

an upper mast pivotably coupled to the surface pontoon, the upper mast extending above a waterline surface when deployed;

a keel pivotably coupled to the surface pontoon, the keel extending below the waterline surface when deployed;

an upper electronics assembly coupled to a top portion of the upper mast and housing one or more above-water sensors;

at least one subsurface nacelle coupled to a lower portion of the keel, wherein the subsurface nacelle operates as a ballast and incorporates one or more subsurface sensors,

wherein the surface pontoon is pivotable relative to the upper mast and the keel; and

a docking system for docking the USV; and

a docking system for docking one or more of the USVs.

20.The USV fleet management system of claim 19 further comprising:

a cloud processing server to execute a server-side application that coordinates operations between the fleet of USVs.

ABSTRACT

A self-righting and self-stabilizing unmanned surface vessel (USV) is suitable for surface and subsurface maritime applications such as search and rescue, environmental monitoring, inspections, port security, and mapping. The USV may operate as a standalone USV or may interoperate in a networked system of autonomous vessels. The USV may interoperate with technologies such as wireless inductive docking stations or buoys for charging and/or data relay, distributive computing, and automated reporting systems. The USV may include a surface pontoon pivotably coupled to an upper mast and lower keel to enable mechanical self- stabilization in response to wave, wind, and current forces.